Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated May 10, 2016 Relating to Prospectus Supplement dated April 21, 2016 Registration Statement No. 333-190017

Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated May 10, 2016
Relating to Prospectus Supplement dated April 21, 2016
Registration Statement No. 333-190017

Enterprise Bancorp, Inc.

STOCK OFFERING INFO SESSION

Forward Looking Statements

- Certain portions of this presentation may be considered forward-looking statements within the meaning of the private securities litigation reform act of 1995.
- Forward-looking statements may be identified by the use of forward looking terminology such as *"may," "believes," "intends," "expects,"* and *"anticipates,"* or similar terms or variations of these terms.
- Actual results could differ materially from those set forth in forward looking statements due to a variety of known and unknown risks and other factors including, without limitation, competition, interest rate risk, credit risk, political and economic conditions, regulatory issues and such additional risks and other factors that are described further under the heading "Risk Factors" in our most recently filed annual report on Form 10-K and in any updates to those Risk Factors contained in any subsequently filed quarterly reports on Form 10-Q.
- We undertake no obligation to update or otherwise revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Disclosure

- Past results are not indicative of future results.

- The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will send you the prospectus if you request it by contacting Enterprise Bancorp, Inc., Attn: Investor Relations, 222 Merrimack Street, Lowell, MA 01852 or by calling toll-free at 1-877-671-2265, ext. 4519.

THE ROOTS OF OUR

Strong Growth & Consistency

2016 Annual Meeting

Integrity Community Excellence Teamwork Professionalism



Enterprise Bancorp, Inc.

parent company of Enterprise Bank

Member FDIC

Strong Growth in 2015

	% Growth	$ Growth
Assets	13%	$ 263 Million
Loans	11%	$ 187 Million
Deposits	14%	$ 228 Million
Net Income	10%	$ 1.5 Million

March 31, 2016

	$	Growth vs. 3/31/15
Assets	$ 2.30 billion	11%
Loans	$ 1.86 billion	11%
Deposits	$ 2.00 billion	14%
Q1 2016 Net Income	$ 4.31 million	19%

Consistent & Increasing Net Income



Dollars in Millions
18
16
14
12
10
8
6
4
2
0
1990
1995
2000
2005
2010
2015

Annualized Dividend Per Share



$0.550
$0.500
$0.450
$0.400
$0.350
$0.300
$0.250
$0.200
$0.150
$0.100
$0.050
$0.025
$0.52
1992
2004
2016

Consistent Annual Growth Rates

	Last 5 Yrs	Last 10 Yrs	Last 15 Yrs
Assets	10%	10%	10%
Loans	10%	10%	13%
Deposits	9%	10%	10%
Net Income	9%	7%	11%
Annual Loan Net Charge-Off %	0.09%	0.12%	0.11%

Long History of Growth and Consistency

- **26** Consecutive profitable years
- **24** Consecutive years of a dividend increase
- **2X** History of doubling asset size every 7.25 years
- **$244 million** Shareholder value created

Our Communities

1. Lowell (2)
2. Chelmsford (2)
3. Billerica (2)
4. Leominster
5. Tewksbury (2)
6. Dracut
7. Westford
8. Fitchburg
9. Andover
10. Salem
11. Methuen
12. Acton
13. Derry
14. Hudson
15. Pelham
16. Tyngsboro
17. Lawrence
18. Nashua

Deposit Market Share

For the 18 communities we have branches in

Rank	Bank	6/30/2015
1	TD Bank	17.65%
2	Bank of America	15.42%
3	Enterprise Bank	14.08%
4	Santander Bank	11.91%
5	Citizens Bank	10.05%
6	Local Bank	4.36%

Collective #1 Market Share Area

As of June 30, 2000



Dracut
Lowell
Tewksbury
Westford
Chelmsford
Billerica
Leominster

Collective #1 Market Share Area

As of June 30, 2015



Derry
Salem
Hudson
Nashua
Pelham
Methuen
Lawrence
Tyngsborough
Dracut
Andover
Lowell
Tewksbury
Fitchburg
Westford
Chelmsford
Billerica
Leominster
Acton

Leominster Branch Relocation

To 65 Main Street



United States · MA · Worcester C
New Enterprise Bank Location
Main Street
Feedback
Tips

Branch #23: Nashua


OPENING
Next Month!
493 Amherst Street
HAVE YOU HEARD?
Enterprise Bank
IT'S OPENING

Salem Branch: Relocation



To Windham
Tuscan Market
Broadway (Rt 28)
New Enterprise Bank Location
To Route 93 Exit 2
Tuscan Kitchen
Main Street (Rt 97)

Windham, NH: Branch #24



Derry
Windham
Salem
Hudson
Nashua
Pelham
Methuen
Lawrence
Dracut
Tyngsborough
Andover
Lowell
Tewksbury
Fitchburg
Westford
Chelmsford
Billerica
Leominster
Acton

Market Position/Competitive Landscape

- We are in the "sweet spot"
  - Agility and size/scale
  - Community bank touch with big bank advanced capabilities
- Tremendous Team
- Waves of opportunity to attract customers from the mega banks in the years ahead

Advanced Capabilities

- Commercial and Construction Lending
- Cash Management
- Digital Banking
- Insurance
- Wealth Management
  - Manage $688 million in wealth assets

Strategy & Focus

- Banking is a People Business
- Clear Values, Behaviors, Work Environment & Culture
- Be the best community bank in America
- Balanced and consistent, organic, relationship based growth
- Branch & Market Expansion –"mushroom out"
- Grow Strong Market Share Positions
- Seize Market Opportunities
- Vigorous enhancement of capabilities and customer service
- Commercial and Community Focus

$10 million

Shareholder Rights & Supplemental Community Offering

465,116 shares (4.44% of outstanding shares)	Price: $21.50	Record date of April 19, 2016

Priority of Stock Requests

1ST Shareholder Rights purchases (proportional interest)

Right to purchase .0444 shares for every share you own

2ND Shareholder oversubscriptions

There will be stock available for purchase above rights

3RD Community subscriptions

Community Investors

- For those who are not shareholders
- Same price per share: $21.50
- Minimum of 500 shares;
  (minimum may be waived at our discretion)
- Community offering ends June 10, 2016

November 2009 Offering

Shareholder Rights Purchases	$2,424,150
Shareholder Oversubscriptions	$2,987,407
Community Subscriptions	$3,528,843
Total	**$8,940,400**

Summary

» Very modest offering (4.44%)

» Local ownership—fabric of our Enterprise

Summary

» Savings vs. an “underwritten offering” ($600,000)

» No broker fee to purchase shares

Summary

- Discounted to recent trading price
- Generally done by strong and growing companies who have a close relationship with their shareholders and communities
- Price discount and underwriting fee savings goes to shareholders and local community investors

Enterprise Stock Information

Stock Price	$ 23.30
Tangible Book Value (TBV) per Share†	$ 17.23
Annualized Dividend Per Share	$ 0.52
Dividend Yield	2.23%

† As of 3/31/2016

Stock Comparison - 3/31/16

	Enterprise	SNL Bank Index*
Stock Price: TBV	135.2%	154.7%
Stock Price: Last 12 Months EPS	14.5x	16.6x
Dividend Yield	2.23%	2.0%

*Includes 151 banks with $1-$5 billion in assets

Stock Comparison at $21.50 Per Share

	Enterprise	SNL Bank Index*
Stock Price: TBV	124.8%	154.7%
Stock Price: Last 12 Months EPS	13.4x	16.6x
Dividend Yield	2.4%	2.0%

*Includes 151 banks with $1-$5 billion in assets

Shareholder Value Creation - 3/31/16

Equity Invested	$33.0 million
– Cash Dividends Paid	$32.6 million
"Net Invested"	$400 thousand
Market Capitalization*	$244.0 million
Shareholder Value Created	$243.6 million

*Based on price of $23.30

Returns: 3 Stock Offerings - Through 3/31/16

	1988	1989	2009
# of Years Outstanding	27.5 Years	26.75 Years	6.5 Years
Share Purchase Price	$2.50	$2.75	$10.85
Dividends Paid per share	$8.83	$8.83	$2.83
Current Value to Original Purchase Price–including dividends reinvested*	15.8x	14.4x	2.5x
Annual Compounded Return*	10.7%	10.6%	16.0%

*Based on stock price of $23.30

Thank You